Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

July 31, 2019

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Extends Maturity of $50 Million Unsecured Line of Credit Commitment With Lead Participant, Bankers Trust Company

Omaha, Nebraska – On July 26, 2019, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) entered into a Sixth Amendment to Credit Agreement (the “Sixth Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement entered into between the Partnership and Bankers Trust on May 14, 2015, as amended by the First Amendment to Credit Agreement dated January 7, 2016, the Second Amendment to Credit Agreement dated February 10, 2016, the Third Amendment to Credit Agreement dated November 10, 2016, the Fourth Amendment to Credit Agreement dated May 22, 2017, and the Fifth Amendment to Credit Agreement dated July 19, 2018.  The Sixth Amendment extends the maturity date of the Partnership’s $50 million unsecured, non-operating line of credit (“Non-operating LOC”) to June 30, 2021. The Partnership also entered into an updated Revolving Line of Credit Note that includes new terms regarding potential replacement of the LIBOR rate-based component of the interest rate.

“The extension of the maturity date of the Partnership’s $50 million Non-operating LOC continues to demonstrate Bankers Trust’s confidence in the Partnership’s performance,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Our focus has been on executing on the strategic initiatives of the Partnership and to renew and extend our debt maturities.”

Additionally, in separate agreements, Bankers Trust has extended the maturity date of the Partnership’s $10.0 million unsecured, operating line of credit (“Operating LOC”) to June 30, 2021.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.